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Exhibit 11.1

CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

	52 Weeks Ended			13 Weeks Ended
	December 30, 2000	December 29, 2001	December 28, 2002	March 30, 2002	March 29, 2003
				(unaudited)
Earnings Per Share
Net income applicable to common stockholders	$1,103,000	$3,298,000	$8,941,000	$1,856,000	$1,641,000

Basic Earnings Per Share
Weighted average number of common shares outstanding	9,091,000	9,091,000	9,100,000	9,100,000	9,120,000

Basic earnings per share	$0.12	$0.36	$0.98	$0.20	$0.18

Diluted Earnings Per Share
Weighted average number of common shares outstanding	9,091,000	9,091,000	9,100,000	9,100,000	9,120,000
Assuming conversion of outstanding stock options	900,000	1,039,000	1,140,000	1,014,000	1,111,000
Less assumed repurchase of common stock pursuant to the treasury stock method	(767,000)	(901,000)	(608,000)	(640,000)	(634,000)

Weighted average number of common shares outstanding as adjusted	9,224,000	9,229,000	9,632,000	9,474,000	9,597,000

Diluted earnings per share	$0.12	$0.36	$0.93	$0.20	$0.17

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CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE